EXHIBIT 99.1

AT THE COMPANY
Brenda Abuaf, Corporate Communications

(800) 831-4826

AMERICAN MORTGAGE ACCEPTANCE COMPANY’S BOARD OF TRUSTEES

APPROVES THE SALE OF ARCAP INVESTMENT

NEW YORK, NY –August 7, 2006 - American Mortgage Acceptance Company (“AMAC” or the “Company”) (AMEX: AMC) today announced that based upon the recommendation of a special committee of its independent trustees, the Company’s Board of Trustees has voted in favor of selling AMAC’s interests in ARCap Investors, LLC (“ARCap”) to CharterMac as part of a purchase by CharterMac of all of the third party membership interests in ARCap. CharterMac (NYSE:CHC), the parent company of AMAC's advisor, CharterMac AMI Associates, Inc. (the “Advisor”), announced its intent to acquire all of the third party membership interests in ARCap on June 15, 2006. The total transaction values these third-party membership interests at $210.3 million, which equates to approximately $35.00 per membership unit.

If the acquisition closes, AMAC is expected to receive total proceeds of approximately $40 million in connection with the transaction, including its share of the purchase price and proceeds from a special distribution to be made by ARCap prior to the closing. In order to comply with REIT distribution rules, AMAC expects that a portion of the proceeds from the sale will be used to make a special distribution to common shareholders before the end of 2006, in the range of $1.40 - $1.50 per share, subject to the approval of the Board of Trustees and to AMAC achieving its business goals for the year, however there are no assurances that this will happen.

In addition to approving the sale, AMAC’s Board of Trustees has approved the following management and Board changes, subject to the transaction closing:

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The appointment of J. Larry Duggins to the position of Chief Executive Officer of AMAC. Mr. Duggins is one of the founders of ARCap and currently serves as ARCap’s Chief Executive Officer. Jeff Blau, AMAC’s existing CEO, will resign from that position and will remain a member of our Board of Trustees;

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The appointment of Daryl J. Carter to the position of President of AMAC. Mr. Carter is currently the Chief Executive Officer of CharterMac Mortgage Capital, the mortgage banking subsidiary of CharterMac. Marc D. Schnitzer will resign from his position as President and will become Chairman of the Board of Trustees; and

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The appointment of Harry Levine as a new independent member to our Board of Trustees. Mr. Levine is the President and owner of Carodan Corporation, a real estate advisory and development firm. Mr. Levine has over 35 years of experience in the real estate industry.

Assuming that the remainder of ARCap’s unit holders approve the sale and other conditions to closing are satisfied, the acquisition is expected to close on or about August 15, 2006.

About the Company

AMAC is a real estate investment trust that specializes in multifamily and commercial real estate finance. AMAC originates and acquires first mortgage, mezzanine and bridge loans secured by properties throughout the United

States. For more information, please visit our website at http://www.americanmortgageco.com or contact the Investor Relations Department directly at (800) 831-4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission and include, among others, risks of investing in uninsured and non-investment grade mortgage assets and subordinated Commercial Mortgage-Backed Securities (“CMBS”); competition in acquiring desirable investments; interest rate fluctuations; risks associated with hedging transactions, which can limit gains and increase exposure to loss; risks associated with investments in real estate generally and the properties which secure many of our investments; general economic conditions, particularly as they affect the value of our assets and the credit status of our borrowers; dependence on our external Advisor for all services necessary for our operations; conflicts which may arise among us and other entities affiliated with our Advisor which have similar investment policies to ours; risks associated with the repurchase agreements we utilize to finance our investments and the availability of financing generally; and risks associated with our contemplated CDO transactions, which include, but are not limited to, the inability to acquire eligible investments for a CDO issuance and the inability to find suitable replacement investments in collateralized debt obligations with reinvestment periods. Such forward-looking statements speak only as of the date of this document. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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